                                                                    Exhibit 99.1

STRATOS INTERNATIONAL ANNOUNCES THIRD QUARTER RESULTS

CHICAGO, March 3 -- Stratos International, Inc. (Nasdaq: STLW), a leading provider of optoelectronic, fiber optic, radio frequency (RF) and microwave subsystems and components, today announced financial results for its third quarter of fiscal 2005, ended January 31, 2005.

Sales for the third quarter of fiscal 2005 were $19.4 million. The Company also recorded license fees and royalty income of $0.1 million in the third quarter of fiscal 2005. In comparison, second quarter fiscal 2005 revenue was $18.2 million and license fees and royalty income was $0.1 million. Income from legal settlements in the second quarter was $1.4 million. Third quarter fiscal 2004 revenue was $16.0 million and license fee income was $0.3 million.

"We are pleased to have reported third quarter revenues higher than the mid point of our previously announced guidance of $18 to $20 million. The third quarter represents a transition period because of the restructuring actions that we implemented in late January. A key objective of the restructuring was to reduce corporate operating expenses and increase our focus and responsiveness to customer requirements. At present, we expect fourth quarter sales to fall into the $18.5 to $20.5 million range," said Andy Harris, President and Chief Executive Officer.

The net loss attributable to common shareholders for the third quarter of fiscal 2005 was $8.7 million, or $0.64 per share. By comparison, the Company reported a net loss attributable to common shareholders of $5.4 million or $0.40 per share for the third quarter of fiscal 2004, and a net loss attributable to common shareholders of $4.1 million or $0.30 per share for the second quarter of fiscal 2005.

Third quarter results include $4.2 million of non-recurring charges incurred due to a restructuring of the business as previously stated in the Company's January 25th press release. The non-recurring charges consisted of $2.4 million in severance costs and $1.8 million in lease costs associated with closed facilities. The Company anticipates annual savings of $4.0 million on an on-going basis resulting from those actions. In addition, the Company incurred $0.5 million in asset write-downs and $0.4 million in additional excess and obsolete inventory provisions.

Sales for the nine months ended January 31, 2005 were $58.6 million, compared to $29.7 million for the same period last year (which did not fully reflect the Company's acquisition of Sterling Holding Company in November 2003). License fee income for the nine months in fiscal 2005 were $0.4 million, compared to $0.9 million in the comparable period of the prior fiscal year. Income from legal settlements for nine months in fiscal 2005 was $4.1 million, compared to $0.1 million in the comparable period of the prior fiscal year. The net loss attributable to common shareholders for the nine months ended January 31, 2005 was $13.2 million or $0.97 per share compared to $20.2 million or $2.15 per share for the same period last year.

Financial results include operating results of Sterling Holding Company from the date of its acquisition on November 6, 2003. The merger with Sterling provided Stratos with two leading brands, Trompeter and Semflex, a suite of highly profitable and complementary specialty RF and microwave products, and an expanded customer base and strong sales channels.


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Webcast/Conference Call

Stratos International will host a live audio webcast and conference call on Thursday, March 3rd, 2005 at 5:00 pm EDT. Investors and other interested parties may listen to the live webcast by visiting the investor relations section of the Stratos International website at http://www.stratoslightwave.com. Andy Harris, Chief Executive Officer, and Barry Hollingsworth, Chief Financial Officer, will discuss the Company's earnings and operations. A replay of the conference call will be available for 48 hours beginning at 7:00 pm EST. The replay number is
(706) 645-9291 with a conference ID of 4050328. A webcast replay will also be available on the Company's website.

ABOUT STRATOS INTERNATIONAL

Stratos International, Inc. is a leading designer, developer and manufacturer of active and passive optical, optoelectronic, RF and Microwave components, subsystems and interconnect products used in telecom, enterprise, military and video markets.

Stratos has a rich history of optical and mechanical packaging expertise and has been a pioneer in developing several optical devices using innovative form factors for telecom, datacom and harsh environments application. This expertise, coupled with several strategic acquisitions, has allowed the Company to amass a broad range of products and build a strong IP portfolio of more than 100 patents. The Company is a market leader in several niches including specialty optical products such as RJ and low rider transceivers, Media Interface Adapters, flex circuits, as well as high performance RF and microwave coax and triax interconnect products. The Company currently serves more than 400 active customers in telecom, military and video markets.

This press release contains predictions and other forward-looking statements. All forward-looking statements in this press release are based on information available to the Company as of the date hereof, and we assume no obligation to update any such forward-looking statements. Forward-looking statements are subject to risks and uncertainties and actual results may differ materially from any future performance suggested. These factors include rapid technological change in the optical communications industry; fluctuations in operating results; the Company's dependence on a few large customers; and competition. Other risk factors that may affect the Company's performance are listed in the Company's annual report on Form 10-K and other reports filed from time to time with the Securities and Exchange Commission.

For additional information contact Stratos International at 7444 W. Wilson Ave., Chicago, IL USA 60706-4549, Tel: 708.867.9600. Fax: 708.867.0996. Website:
http://www.stratoslightwave.com.

                                      - 2 -
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                           STRATOS INTERNATIONAL INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)
         (In thousands, except per share amounts and shares outstanding)

                                                       Three Months Ended                    Nine Months Ended
                                                           January 31                            January 31
                                                    2005               2004               2005               2004
Revenue:
      Net sales                                 $      19,430      $      16,034      $      58,634      $      29,716
      License fees and royalties                          103                333                352                868
                 Total                                 19,533             16,367             58,986             30,584

Costs and expenses:
      Cost of products sold                            13,737             12,608             39,991             28,106
      Research and  development                         2,557              2,054              7,385              6,752
      Sales and marketing                               2,856              2,429              8,274              5,275
      General and administrative                        9,651              5,344             20,993             12,224
                 Total costs and expenses              28,801             22,435             76,643             52,357

      Loss from operations                             (9,268)            (6,068)           (17,657)           (21,773)

      Investment & Other income                           640                629                609               1460

      Income from settlements                              63                 63              4,090                148

      Loss before income taxes                         (8,565)            (5,376)           (12,958)           (20,165)

      Provision (credit) for income taxes                   -                  -                  -                  -

Net loss                                               (8,565)            (5,376)           (12,958)           (20,165)

Preferred Stock Dividends                       $         (88)     $         (55)     $        (263)     $         (55)

Net loss attributable to
  Common shareholders                           $      (8,653)     $      (5,431)     $     (13,221)     $     (20,220)

Net loss per share, basic and diluted :
      Net loss                                  $       (0.63)     $       (0.40)     $       (0.95)     $       (2.14)
      Preferred stock dividend requirement              (0.01)             (0.00)             (0.02)             (0.01)

      Net loss per share
        attributable to common shareholders     $       (0.64)     $       (0.40)     $       (0.97)     $       (2.15)

Weighted average number of
      Common Shares outstanding:
                 Basic                             13,559,133         13,507,019         13,669,525          9,421,278
                 Diluted                           13,559,133         13,507,019         13,669,525          9,421,278

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                           STRATOS INTERNATIONAL INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                      January 31          April 30
                                                         2005               2004
                                                     (Unaudited)
ASSETS

CURRENT ASSETS
     Cash and cash equivalents                        $  23,709           $  15,501
     Short term investments                               9,447              21,488
     Accounts receivable - net                           11,776              12,544
     Inventories                                         16,440              15,964
     Recoverable income taxes                             4,212               4,176
     Prepaid expenses                                     1,140               1,326
TOTAL CURRENT ASSETS                                     66,724              70,999


PROPERTY, PLANT AND EQUIPMENT                            89,940              91,530
     Less allowances for depreciation                    67,445              64,574
NET PROPERTY, PLANT AND EQUIPMENT                        22,495              26,956

OTHER ASSETS
     Goodwill and other long lived assets                 6,110               6,110
     Intangible assets, net of amortization              13,710              14,665
     Assets held for sale                                 2,989               4,441
     Other                                                5,698               5,879
TOTAL OTHER ASSETS                                       28,507              31,095

TOTAL ASSETS                                          $ 117,726           $ 129,050


LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
     Accounts payable                                 $   6,834           $   8,422
     Current portion of long-term debt                    1,458               2,230
     Other current liabilities                           12,019               7,373
TOTAL CURRENT LIABILITIES                                20,311              18,025

OTHER LIABILITIES
     Long term debt                                           -                 801
     Deferred Income Taxes                                  445                 445
     Redeemable Preferred Stock                           5,000               5,000

SHAREHOLDERS' EQUITY
     Common Stock                                           142                 143
     Paid in capital                                    318,431             319,212
     Accumulated deficit                               (223,854)           (210,633)
     Unearned Compensation                               (2,415)             (3,809)
     Treasury Stock                                        (248)               (248)
     Foreign Currency Translation Adjustment                (86)                114

TOTAL SHAREHOLDERS' EQUITY                               91,970             104,779
TOTAL LIABILITIES AND
     SHAREHOLDERS' EQUITY                             $ 117,726           $ 129,050